 Exhibit 99.1

ENSERVCO Reports First Quarter Financial Results

DENVER, CO--(Marketwired - May 13, 2014) - ENSERVCO Corporation

(NY SE MKT: ENSV)

•	First Quarter Revenue up 36% to a Record $25.2 Million versus Q1 2013
•	Gross Margin at 35% Despite Residual Impact of Propane Price Increase
•	Phase 1 of 2014 Capital Expenditure Plan Set at $9.0 million
•	Second Capex Phase Planned as Multiple Customers Express Growing Need for Well Enhancement Services

ENSERVCO Corporation (NYSE MKT: ENSV), a provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced financial results for its first quarter ended March 31, 2014.

First quarter revenue was an all-time quarterly record $25.2 million, up 36% from revenue of $18.6 million in the 2013 first quarter. Sixty-four percent of the increase was attributable to the continued expansion of the Company's well enhancement fleet as well as increased utilization of its hot oiling equipment. The balance of the increase was due to higher propane prices, which increased 80% versus the first quarter last year.

Revenue from the Company's well enhancement services (frac water heating, hot oiling, acidizing) increased 41% to $23.1 million versus $16.4 million in last year's first quarter. First quarter fluid management revenue was flat at $2.0 million versus the same quarter last year.

Geographically, revenue improved in each of the Company's service territories versus last year's first quarter. In the Rocky Mountains, which includes the DJ Basin and Bakken Shale region, revenue increased 35% year-overyear. Revenue was up 61% in the Eastern U.S., which includes the Utica and Marcellus Shale regions, and increased 9% year-over-year in the Central U.S.

First quarter gross profit improved 12% to $9.0 million from $8.0 million in the 2013 first quarter. Gross profit as a percentage of revenue was 35% versus 43% in the 2013 first quarter. The decline in the percentage was primarily due to a sharp increase in propane prices, which affected the Company in two ways. First, while the cost-plus pricing model for propane now used in all of the Company's service territories is additive to gross revenue when propane prices increase, it also dilutes gross profit as a percentage of revenue, because as propane prices increase, the mark-up becomes a smaller percentage of the billed propane. Management estimates that due to exceptionally high propane prices during January and February, the cost-plus pricing model lowered the first quarter gross profit percentage by 4% to 5% of total revenues.

The second effect, which was addressed in the Company's fourth quarter earnings release, relates to ENSERVCO's former pricing structure in the DJ basin. Under that model, propane costs were included in the per-barrel-of-heated-water charge. Beginning part way through the first quarter, this structure was changed to the cost-plus model described above. Management estimates the old model reduced first quarter gross profit and adjusted EBITDA by approximately $500,000, or an estimated 2% of total revenues, before the change was made.

First quarter income from operations increased 8% to $7.1 million from $6.6 million in the first quarter last year. Net income was $4.2 million, or $0.11 per diluted share, on 38.3 million diluted shares outstanding, versus net income of $3.9 million, or $0.11 per diluted share, on 35.0 million diluted shares outstanding, in the comparable year-ago quarter. First quarter adjusted EBITDA increased to $7.9 million versus $7.2 million in the 2013 first quarter.

Management Commentary

Rick Kasch, president and CEO, said, "Excluding the impacts of our former pricing structure for propane in the DJ Basin and the overall increase in propane costs, our gross profit and adjusted EBITDA margins would have been comparable to the 41% and 39% we reported in last year's first quarter."

"Our first quarter revenue growth reflects both the continued expansion of our equipment fleet and increased demand for our well-enhancement services," Kasch added. "The quarter also brought resolution to certain operational issues we faced during the past two quarters. The fabrication delay due to flooding is now behind us, and all of the frac water heaters ordered under last year's capital expenditure program have been delivered. In addition, our new cost-plus propane pricing structure in the DJ Basin is in place, so the uncertainty associated with propane price fluctuations has been eliminated.

"Several recent developments have solidified our confidence in ENSERVCO's prospects for continued strong growth. In the past few weeks, multiple customers have informed us they plan to significantly expand their utilization of our acidizing and hot oiling services during the coming months. Some of these customers are requesting our services in new geographic markets throughout Wyoming. Acidizing and hot oiling are year-round services, generate strong margins and are usually required for the life of a well. We believe most of these well enhancement programs will commence late in the second quarter or early in the third.

"In addition, several major customers have told us they plan to increase their utilization of our frac-water heating services when the cold season starts again this fall. One of our largest customers has indicated the need for up to 20 frac-water heating units to support their increased completion operations during the 2014-2015 heating season. This is a five-fold increase in the number of units the customer currently uses. This customer also has expressed a need for additional hot oiling services, which will be required to maintain the newly completed wells."

2014 Capital Expenditure Plan

Kasch said the Company has established a two-phase capital expenditure program for 2014. Under phase one, the Company plans to invest $9 million to construct 10 frac water heaters, 10 hot oiling units and 4 acidizing trucks. "This new equipment will have the potential to generate $15 million to $20 million in annual revenue, and we anticipate funding their construction from internal cash flow."

"In light of the increased customer demand mentioned above, we are planning to initiate a second round of capital investments later in the year. We are currently confirming customer needs, developing a construction program with our fabricator, and talking with our lender about an expansion of our borrowing capacity. We plan to announce the details of this second CAPEX tranche later in the second quarter."

Conference Call Information

Management will hold a conference call today to discuss these results. The call will begin at 1 p.m. Eastern (11 a.m. Mountain) and will be accessible by dialing 877-407-8031 (201-689-8031 for international callers). No passcode is necessary. A telephonic replay will be available through May 20, 2014, by calling 877-660-6853 (201-612-7415 for international callers) and entering the Conference ID #13581811. To listen to the webcast, participants should access the ENSERVCO website, located at www.enservco.com, and link to the "Investors" page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. The webcast also is available at the following link: http://www.investorcalendar.com/IC/CEPage.asp?ID=172701

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, fracwater heating and fluid management services. The Company owns and operates a fleet of more than 230 specialized trucks, trailers, frac tanks and related well-site equipment. ENSERVCO serves customers in seven major domestic oil and gas fields, and operates in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing ENSERVCO's operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these nonGAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in a Form 10-K filed on March 20, 2014. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

ENSERVCO CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	For the Three Months Ended
	March 31
	2014	2013

Revenues	$25,242,045	$18,567,166

Cost of Revenues	16,292,018	10,569,098

Gross Profit	8,950,027	7,998,068

Operating Expenses
General and administrative expenses	1,159,985	857,073
Depreciation and amortization	677,463	563,836
Total Operating Expenses	1,837,448	1,420,909

Income from Operations	7,112,579	6,577,159

Other Income (Expense)
Interest expense	(253,524)	(315,015)
Gain on disposals of equipment	14,365	306,457
Other income	6,900	14,113
Total Other (Expense) Income	(232,259)	5,555

Income Before Tax Expense	6,880,320	6,582,714
Income Tax Expense	(2,694,364)	(2,648,683)
Net Income	$4,185,956	$3,934,031

Other Comprehensive Income (Loss)
Unrealized (loss) gain on interest rate swaps, net of tax	(3,773)	10,232
Settlements - interest rate swap	6,599	-
Reclassification into earnings - interest rate swap	(6,599)	338
Total Other Comprehensive (Loss) Income	(3,773)	10,570

Comprehensive Income	$4,182,183	$3,944,601

Earnings per Common Share - Basic	$0.12	$0.12

Earnings per Common Share - Diluted	$0.11	$0.11

Basic weighted average number of common shares outstanding	35,734,091	31,825,294
Add: Dilutive shares assuming exercise of options and warrants	2,613,082	3,172,940
Diluted weighted average number of common shares outstanding	38,347,173	34,998,234

ENSERVCO CORPORATION
Calculation of Adjusted EBITDA *
	For the Three Months Ended
	March 31,
	2014	2013

Adjusted EBITDA*
Net Income	$4,185,956	$3,934,031
Add Back (Deduct)
Interest Expense	253,524	315,015
Income Tax Expense	2,694,364	2,648,683
Depreciation and amortization	677,463	563,836
EBITDA*	7,811,307	7,461,565
Add Back (Deduct)
Stock-based compensation	76,344	68,719
(Gain) on sale and disposal of equipment	(14,365)	(306,457)
Interest and other income	(6,900)	(14,113)
Adjusted EBITDA*	$7,866,386	$7,209,714

ENSERVCO CORPORATION
Condensed Consolidated Balance Sheets

	March 31,	December 31,
ASSETS	2014	2013
	(Unaudited)
Current Assets
Cash and cash equivalents	$1,114,448	$1,868,190
Accounts receivable, net	17,814,928	11,685,866
Prepaid expenses and other current assets	1,293,654	923,758
Inventories	367,813	315,004
Deferred tax asset	338,973	336,561
Total current assets	20,929,816	15,129,379

Property and Equipment, net	18,217,879	17,425,828
Goodwill	301,087	301,087
Long-Term Portion of Interest Rate Swap	12,393	18,616
Other Assets	480,015	547,338

TOTAL ASSETS	$39,941,190	$33,422,248

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$3,167,423	$3,102,912
Income taxes payable	2,762,913	1,278,599
Line of credit borrowings	1,158,971	—
Current portion of long-term debt	2,652,594	2,562,141
Current portion of interest rate swap	11,928	11,966
Total current liabilities	9,753,829	6,955,618

Long-Term Liabilities
Long-term debt, less current portion	10,531,321	11,200,048
Deferred income taxes, net	2,421,517	2,421,466
Total long-term liabilities	12,952,838	13,621,514
Total Liabilities	22,706,667	20,577,132

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized,no shares issued or outstanding	—	—
Common stock, $.005 par value, 100,000,000 shares authorized, 36,308,271 and 34,926,126 shares issued, respectively, 103,600 shares of treasury
stock, and 36,204,671 and 34,822,536 shares outstanding, respectively	181,024	174,113
Additional paid-in capital	11,768,346	11,568,033
Accumulated earnings	5,284,856	1,098,900
Accumulated other comprehensive income	297	4,070
Total stockholders' equity	17,234,523	12,845,116

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$39,941,190	$33,422,248

	—	—

ENSERVCO CORPORATION
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	For the Three Months Ended
	March 31,
	2014	2013
OPERATING ACTIVITIES
Net income	$4,185,956	$3,934,031
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	677,463	563,836
Gain on sale and disposal of equipment	(14,365)	(306,457)
Deferred income taxes	51	1,156,848
Stock-based compensation	76,344	68,719
Amortization of debt issuance costs	81,324	76,944
Bad debt expense	10,000	126,234
Changes in operating assets and liabilities
Accounts receivable	(6,139,062)	(5,755,348)
Inventories	(52,809)	8,219
Prepaid expense and other current assets	(369,896)	(486,077)
Other non-current assets	(14,001)	(175,324)
Accounts payable and accrued liabilities	64,511	(66,342)
Income taxes payable	1,484,314	1,509,297
Net cash (used in) provided from operating activities	(10,170)	654,580

INVESTING ACTIVITIES
Purchases of property and equipment	(1,505,149)	(591,753)
Proceeds from sale and disposal of equipment	50,000	1,802,333
Net cash (used in) provided by investing activities	(1,455,149)	1,210,580

FINANCING ACTIVITIES
Net line of credit borrowings (payments)	1,158,971	(916,605)
Proceeds from excerise of warrants	89,630	—
Proceeds from excerise of options	41,250	—
Repayment of long-term debt	(578,274)	(667,653)
Payments upon interest rate swap settlements	—	(11,258)
Net cash provided by (used in) financing activities	711,577	(1,595,516)

Net (Decrease) Increase in Cash and Cash Equivalents	(753,742)	269,644

Cash and Cash Equivalents, Beginning of Period	1,868,190	533,627

Cash and Cash Equivalents, End of Period	$1,114,448	$803,271

Supplemental cash flow information consists of the following:
Cash paid for interest	$212,928	$235,629
Cash paid for taxes	$1,210,000	$—

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Cashless exercise of stock options and warrants	$5,596	$—